Exhibit 3.4

AGREEMENT OF LIMITED
PARTNERSHIP OF
VIPER ENERGY PARTNERS LP
A Delaware Limited Partnership

This AGREEMENT OF LIMITED PARTNERSHIP of Viper Energy Partners LP (this “Agreement”), dated as of December 23, 2025, is adopted, executed and agreed to by the General Partner (as defined below) and the Limited Partner (as defined below).

WHEREAS, Viper Energy Partners LP (the “Partnership”) has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.) (as it may be amended from time to time, the “Act”) by filing the Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on December 23, 2025; and

WHEREAS, Viper Energy GP LLC, a Delaware limited liability company (the “General Partner”) and Viper Intermediate LP, a Delaware limited partnership, (the “Limited Partner” and, together with the General Partner, the “Partners”) wish to enter into this Agreement and for the management of the Partnership to be governed by the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Agreement is hereby agreed to and adopted:

1.            Term. The Partnership shall have a perpetual existence.

2.            Purposes. The purposes of the Partnership are to carry on any lawful business, purpose or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.            Principal Office; Registered Office. The principal place of business of the Partnership shall be located at such location as the General Partner, as a matter of discretion, may determine from time to time. The registered agent for the service of process and registered office of the Partnership shall be the person and location set forth in the Certificate of Limited Partnership. The General Partner may, from time to time, change such registered agent and registered office by appropriate filings as required by law.

4.            General Partner; Partnership Interests. The General Partner shall have a non- economic general partner interest and the Limited Partner shall have 100% of the economic interest of the Partnership.

5.            Contributions. Without creating any rights in favor of any third party, the Limited Partner may, from time to time, make additional contributions of cash or property to the capital of the Partnership, but shall have no obligation to do so.

6.            Distributions. The Limited Partner shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Partnership and (b) to enjoy all other rights, benefits and interests in the Partnership. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

7.            Management. Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner. The Limited Partner shall not have any power to control or manage the Partnership.

8.            Limited Liability of Limited Partner. The liability of the Limited Partner, in its capacity as such, for the debts, liabilities and obligations of the Partnership shall be limited to its capital contribution plus its share of any undistributed amounts. The Limited Partner, in its capacity as such, shall not be liable for any further claims, assessments or contributions to the Partnership.

9.             Indemnification.

9.1            Exculpation. The personal liability of the General Partner, its affiliates and their respective directors, officers, equityholders and employees shall be eliminated and limited to the full extent permitted by the laws of the State of Delaware, including the Act.

9.2            Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the General Partner or is or was serving or has agreed to serve at the request of the General Partner as a director, manager, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Partnership to the fullest extent authorized by the Act, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than said law permitted the Partnership to provide prior to such amendment) against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Partnership shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the General Partner. The right to indemnification conferred in this Section 9 shall be a contract right and shall include the right to be paid by the Partnership the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Act requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Partnership of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this subsection 9.2.

9.3            Indemnification of Employees and Agents. The Partnership may, by action of the General Partner, provide indemnification to employees and agents of the General Partner, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Section 9.

9.4            Right of Claimant to Bring Suit. If a written claim received by the Partnership from or on behalf of an indemnified party under this Section 9 is not paid in full by the Partnership within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Partnership) that the claimant has not met the standards of conduct which make it permissible under the Act for the Partnership to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership (including the General Partner or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Partnership (including the General Partner or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

9.5            Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Limited Partnership of the Partnership, bylaw, agreement or consent of the General Partner.

9.6            Insurance. The Partnership may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the General Partner or is or was serving at the request of the Partnership as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against such person and incurred by any such person in any such capacity, or arising out of such person’s status as such, whether or not the Partnership would have the power to indemnify such person against such expense, liability or loss under the Act.

9.7            Savings Clause. If this Section 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each director and officer of the General Partner, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

9.8            Amendment, Modification or Repeal. Any amendment, modification or repeal of this Section 9 by the General Partner shall not adversely affect any right of or protection afforded to a director, officer, employee or agent of the General Partner existing at the time of such amendment, modification or repeal.

10.          Tax Treatment. The Partnership has been structured to be disregarded as an entity separate from the Partners for U.S. federal income tax purposes.

11.          Certificates of Partnership Interests. Partnership interests need not be certificated provided that if the General Partner decides to certificate such partnership interests, the certificates evidencing partnership interests in the Partnership shall be in such form, not inconsistent with that required by law and the certificate of limited partnership of the Partnership, as shall be approved by the General Partner.

12.          Dissolution. The Partnership shall dissolve and its affairs shall be wound up at such time, if any, as the General Partner may elect. No other event will cause the Partnership to dissolve.

13.          Fiscal Year. The Partnership’s fiscal year will end on December 31 of each year.

14.          Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

15.          Other Business. The Partners and any person or entity affiliated with any of the Partners may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others. Neither the Partnership nor the other Partners shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16.          Assignments.

      16.1         The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

      16.2         The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

17.         Withdrawal. Except to the extent set forth in Section 16, no right is given to any partner of the Partnership to withdraw from the Partnership

18.         Admission of Additional or Substitute Partners.

      18.1          One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

      18.2          One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

19.          Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

20.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

21.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

22.          Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by all of the Partners.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, being the General Partner and Limited Partner of the Partnership, have caused this Agreement of Limited Partnership to be duly executed as of the date first written above.

GENERAL PARTNER:

Viper Energy GP LLC

By:	/s/ Matt Zmigrosky
Name:	Matt Zmigrosky
Title:	Executive Vice President, General Counsel and Secretary

LIMITED PARTNER:

Viper Intermediate LP

By:	/s/ Matt Zmigrosky
Name:	Matt Zmigrosky
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to

Limited Partnership Agreement of

Viper Energy Partners LP